UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15 (d) OF THE

SECURITIES EXCHANGE ACT OF 1934

DATE OF EARLIEST EVENT REPORTED: September 21, 2012

ATP OIL & GAS CORPORATION

(Exact name of registrant as specified in its charter)

Commission file number: 001-32647

Texas	76-0362774
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

4600 Post Oak Place, Suite 100

Houston, Texas 77027

(Address of principal executive offices)

(Zip Code)

(713) 622-3311

(Registrant’s telephone number, including area code)

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

As previously disclosed, on August 17, 2012, ATP Oil & Gas Corporation (the “Company”) filed a voluntary petition for relief (the “Bankruptcy Filing”) under Chapter 11 of Title 11 of the United States Bankruptcy Code in the United States Bankruptcy Court for the Southern District of Texas (the “Bankruptcy Court”) Case No. 12-36187. Also as previously disclosed, on August 29, 2012, the Company entered into a Senior Secured Super Priority Priming Debtor in Possession Credit Agreement (the “DIP Credit Agreement”) with the lenders party thereto, as lenders (the “Lenders”), Credit Suisse AG, as the administrative agent and collateral agent (the “Agent”), and Credit Suisse Securities (USA) LLC, as the sole bookrunner and sole lead arranger. On September 21, 2012, the Company, the Lenders and the Agent amended the DIP Credit Agreement and obtained approval from the Bankruptcy Court for the amendment. The material amendments to the DIP Credit Agreement include the following:

•	Certain Lenders will make an additional $25,000,000 in loans (the “Additional Loans”) available to the Company to be used in accordance with an approved budget but only if certain conditions are met.

•

The interest rate on all Loans under the DIP Credit Agreement will be increased by .50% per annum, and such interest will be paid in kind upon maturity or payment in full of the Loans. For Qualified Lenders under the DIP Credit Agreement who agree to extend Additional Loans in their respective pro rata amounts, the interest on their respective outstanding loans will increase 2.00% per annum, and such interest will be paid in kind upon maturity or payment in full of the Loans. Additionally, an exit fee of 1.00% per annum will be payable on all loans and commitments (other than the Additional Loans) of all Qualified Lenders who commit to provide at least their respective pro rata shares of the Additional Loans. For each Qualified Lender that agrees to provide an Additional Loan, the Company will also pay a closing fee equal to 2.00% per annum of the amount of such Lender’s commitment for an Additional Loan. The 4.25% unused commitment fee will also apply.

•

The DIP Credit Agreement provides that the Chief Restructuring Officer (the “CRO”) must approve all capital expenditures and investments over $1,000,000. Also, conditions are added that require (i) in the event of the termination, death or disability of the CRO, the Company file an application to retain a replacement CRO and seek an expedited hearing within 10 days of such termination, death or disability, and (ii) the Bankruptcy Court enter an order approving the retention within 30 days or such termination, death or disability, otherwise an event of default will occur.

•

The deletion of the Satisfactory APE Report for the funding of the Subsequent Clipper Project Amount (in the aggregate principal amount of $30,000,000) and the Final Clipper Project Amount (in the aggregate principal amount of $80,000,000).

•

The funding date of the Final DIP Budget Amount was advanced from December 15, 2012 to November 15, 2012, and the conditions to funding requiring the commercial operation of the Clipper Project and the three consecutive day production rate were deleted.

•

The funding of the Additional DIP Budget Amount in the aggregate principal amount of $30,000,000 (which was formerly called the Gomez #9 Project Amount), was advanced from February 13, 2013 to January 13, 2013, and the condition to funding requiring a satisfactory production volume test at the Clipper Project was revised to reduce the testing period from 60 days to 15 days.

•	The Company has an additional 15 days to enter into Commodity Arrangements satisfactory to the Agent and the Required Lenders.

•

If the Company does not deliver to the Agent and the Lenders a Satisfactory APE by October 31, 2012, or if by November 15, 2012 the conditions to the Final DIP Budget Availability Date have not been met, then the Company will be required to meet a new set of milestones, and funding under the DIP Budget will be limited only to the amounts allowing the Company to continue in operation, and to fund the Clipper expenditures. The milestones include, among other things, the preparation of a data room as early as 20 days after, and the filing of a sale motion with the Bankruptcy Court as early as 60 days after, non-compliance with the conditions above.

Capitalized terms used herein and not otherwise defined have the meaning given to such terms in the DIP Credit Agreement. The foregoing summary of the amendment to the DIP Credit Agreement does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the amendment to the DIP Credit Agreement, which is attached hereto as Exhibit 10.1, and any order entered by the Bankruptcy Court.

Item 9.01. Financial Statements and Exhibits.

(d)	Exhibits

The following exhibits are filed in accordance with the provisions of Item 601 of Regulation S-K:

Exhibit	Exhibit Description

10.1	Amendment No. 1 to Senior Secured Super Priority Priming Debtor in Possession Credit Agreement with ATP Oil & Gas Corporation (“ATP”), the lenders party thereto, as lenders, Credit Suisse AG, as the administrative agent and collateral agent, and Credit Suisse Securities (USA) LLC, as the sole bookrunner and sole lead arranger (Schedule 8.19 is incorporated by reference to Exhibit 99.1 to ATP’s Form 8-K filed September 26, 2012)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned and thereunto duly authorized.

ATP Oil & Gas Corporation

Date: September 27, 2012	By:	/s/ Albert L. Reese Jr.

Albert L. Reese Jr. Chief Financial Officer

Exhibit Index

Exhibit	Exhibit Description

10.1	Amendment No. 1 to Senior Secured Super Priority Priming Debtor in Possession Credit Agreement with ATP Oil & Gas Corporation (“ATP”), the lenders party thereto, as lenders, Credit Suisse AG, as the administrative agent and collateral agent, and Credit Suisse Securities (USA) LLC, as the sole bookrunner and sole lead arranger (Schedule 8.19 is incorporated by reference to Exhibit 99.1 to ATP’s Form 8-K filed September 26, 2012)